Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Bonds.com Group, Inc.
(formerly IPORussia, Inc.)

We hereby consent to the inclusion in the foregoing Registration Statement on Form SB-2 of our report dated November 30, 2007 relating to the consolidated financial statements of Bonds.com Holdings, Inc. for the nine months ended September 30, 2007, the year ended December 31, 2006, the period from October 18, 2005 (inception) to December 31, 2005 and the period from inception to September 30, 2007. We also consent to the reference to our Firm under the caption “Experts.”

December 28, 2007

/s/ Daszkal Bolton LLP

Daszkal Bolton LLP
Boca Raton, Florida